As filed with the Securities and Exchange Commission on May 1, 2026

Registration No. 333-287977

Registration No. 333-267759

Registration No. 333-275838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-287977

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-275838

Post Effective-Amendment No. 1 to Form S-8 Registration Statement No. 333-267759

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LINKBANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	82-5130531
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Camp Hill Bypass, Suite 202 Camp Hill, Pennsylvania 17011 (Address of Principal Executive Offices)

LINKBANCORP, Inc. 2025 Equity Incentive Plan

LINKBANCORP, Inc. 2022 Equity Incentive Plan

LINKBANCORP, Inc. 2022 Employee Stock Purchase Plan

LINKBANCORP, Inc. 2019 Equity Incentive Plan

Virginia Partners Bank 2015 Incentive Stock Option Plan

Virginia Partners Bank 2008 Incentive Stock Option Plan

(Full title of the plan)

Roy E. Halyama

Chief Financial Officer

Burke & Herbert Financial Services Corp.

100 S. Fairfax Street

Alexandria, VA 22314

(703) 666-3555

(Name, address and Telephone Number of Agent for Service)

Copies to:

Gregory F. Parisi

Troutman Pepper Locke LLP

401 9th Street, NW, Suite 1000

Washington, DC 20004

Telephone: (202) 274-1933

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Shares

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to and amends the following Registration Statements on Form S-8 (collectively, “Registration Statements”) previously filed by LINKBANCORP, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-287977, filed with the Commission on June 12, 2025, pertaining to 1,100,000 shares of the Company’s common stock, par value $0.01 per share (the “LNKB Common Stock”) for issuance pursuant to the LINKBANCORP, Inc. 2025 Equity Incentive Plan;

•	Registration Statement No. 333-275838, filed with the Commission on December 1, 2023, pertaining to 86,328 shares of LNKB Common Stock for issuance pursuant to the Virginia Partners Bank 2008 Incentive Stock Option Plan and the Virginia Partners Bank 2015 Incentive Stock Option Plan; and

•	Registration Statement No. 333-267759, filed with the Commission on October 6, 2022, pertaining to: (i) 475,000 shares of LNKB Common Stock for issuance pursuant to the LINKBANCORP, Inc. 2022 Equity Incentive Plan; (ii) 415,900 shares of LNKB Common Stock reserved for issuance pursuant to the LINKBANCORP, Inc. 2019 Equity Incentive Plan; and (iii) 475,000 shares of LNKB Common Stock reserved for issuance pursuant to the LINKBANCORP, Inc. 2022 Employee Stock Purchase Plan.

Effective May 1, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of December 18, 2025, by and between Burke & Herbert Financial Services Corp. (“Burke & Herbert”), and the Company, the Company merged with and into Burke & Herbert (the “Merger”), with Burke & Herbert continuing as the surviving corporation, and as successor in interest to the Company.

As a result of the Merger, Burke & Herbert, as successor in interest to the Company, terminates any and all offerings of the Company’s securities and interests pursuant to the Registration Statements and deregisters any and all securities and interests registered but unsold under the Registration Statements, if any, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold or unissued at the termination of the respective offerings. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on May 1, 2026.

BURKE & HERBERT FINANCIAL SERVICES CORP.
As successor by merger to LINKBANCORP, Inc.
(Registrant)

By:	/s/ Roy E. Halyama
Name: Roy E. Halyama
Title: Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.